                                                                    EXHIBIT 12.1

                          SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                      36 Weeks                                 Fiscal Year
                                                ---------------------   ---------------------------------------------------------
                                                 Sept. 6,    Sept. 7,
                                                  2003         2002        2002       2001        2000        1999        1998
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income from continuing operations before
     taxes and cumulative effect of accounting
     change                                     $   972.3   $ 1,452.4   $ 1,320.2   $ 2,122.7   $ 1,942.9   $ 1,670.5   $ 1,394.6

Add interest expense                                275.0       248.3       368.6       366.1       363.6       261.1       230.7

Add interest on rental expense (a)                  153.6       143.4       221.9       207.1       184.0       153.0       127.1

Add (less) equity in losses (earnings) of
     unconsolidated affiliates, net                   1.3        (9.9)        0.2       (20.2)      (31.2)      (34.5)      (28.5)

(Less) add minority interest in subsidiary           (7.2)       (2.4)       (5.5)         --         1.1         5.9         5.1
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------

     Earnings                                   $ 1,395.0   $ 1,831.8   $ 1,905.4   $ 2,675.7   $ 2,460.4   $ 2,056.0   $ 1,729.0
                                                =========   =========   =========   =========   =========   =========   =========

Interest expense                                $   275.0   $   248.3   $   368.6   $   366.1   $   363.6   $   261.1   $   230.7

Add capitalized interest                             14.8        18.2        26.5        21.1        13.5         6.7         8.3

Add interest on rental expense (a)                  153.6       143.4       221.9       207.1       184.0       153.0       127.1
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------

     Fixed charges                              $   443.4   $   409.9   $   617.0   $   594.3   $   561.1   $   420.8   $   366.1
                                                =========   =========   =========   =========   =========   =========   =========

     Ratio of earnings to fixed charges              3.15        4.47        3.09        4.50        4.38        4.89        4.72
                                                =========   =========   =========   =========   =========   =========   =========

(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.